                              ASSIGNMENT AGREEMENT

     ASSIGNMENT AGREEMENT, dated as of March 3, 1998, (the "Agreement"), among Samstock, L.L.C., a Delaware limited liability company ("Samstock"), EGI-Transmedia Investors, L.L.C., a Delaware limited liability company (formerly known as Transmedia Investors, L.L.C., "TNI," and together with Samstock, "Assignor"), Transmedia Network Inc., a Delaware corporation (the "Company"), and Halmostock Limited Partnership, a Wyoming limited partnership ("Halmostock").

     WHEREAS, Assignor and the Company have entered into that certain Stock Purchase and Sale Agreement ("Stock Purchase Agreement") dated as of November 6, 1997, pursuant to which the Company has agreed to issue and sell to Assignor, and Assignor has agreed to purchase from the Company, (i) 2,500,000 newly issued shares (such 2,500,000 newly issued shares, collectively the "Shares") of Common Stock in the aggregate, representing approximately 16.84% of the Fully Diluted Common Stock and 19.7% of the outstanding Common Stock, and (ii) a warrant (the "Warrant") to purchase an additional 1,200,000 shares of Common Stock in the aggregate (such additional 1,200,000 shares of Common Stock in the aggregate issuable from time to time upon exercise of the Warrant, collectively the "Warrant Shares"), representing approximately 8.08% of the Fully Diluted Common Stock. All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement;

     WHEREAS, Assignor desires to assign to Halmostock and Halmostock desires to acquire from Assignor (the "Assignment"), effective contemporaneously with the consummation of the closing under the Stock Purchase Agreement, the right to purchase from the Company (i) 352,941 of the Shares (the "Halmostock Shares"), (ii) a warrant (the "Halmostock Warrant") in the form of Exhibit A hereto to purchase up to 169,412 of the Warrant Shares (the "Halmostock Warrant Shares") and (iii) a pro rata interest (i.e., a 14.12% interest) in Assignor's rights and remedies under the Stock Purchase Agreement ("Halmostock's Pro Rata Rights");

     WHEREAS, the Company desires to sell to Halmostock, and Halmostock desires to purchase from the Company, the Halmostock Shares, the Halmostock Warrant and Halmostock's Pro Rata Rights.

     NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

            PURCHASE AND SALE OF SHARES AND WARRANT; RELATED MATTERS

     1.1 Assignment, Purchase and Sale. Subject to the terms and conditions contained in this Agreement, effective contemporaneously with the consummation of the closing under the Stock Purchase Agreement, Assignor does hereby assign, transfer and deliver to Halmostock, and Halmostock does hereby accept the assignment from Assignor of, (a) Assignor's right to purchase from the Company the Halmostock Shares and the Halmostock Warrant and (b) Halmostock's Pro Rata Rights. At the Closing, the Company shall sell to Halmostock, and

Halmostock shall purchase from the Company, the Halmostock Shares, the Halmostock Warrant and Halmostock's Pro Rata Rights.

     1.2 Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Halmostock shall pay to the Company $1,499,999.25 in the aggregate ("Halmostock's Purchase Price") for the Halmostock Shares, the Halmostock Warrant and Halmostock's Pro Rata Rights.

     1.3 No Relief of Assignor's Obligations. Notwithstanding anything to the contrary herein, this Agreement and the transactions contemplated hereby shall not relieve Assignor of any of its liabilities, obligations or duties under the Stock Purchase Agreement.

     1.4 Halmostock's Payment of Pro Rata Costs. In order to induce Assignor to enter into this Agreement, Halmostock agrees to pay to Assignor and its Affiliates, within five (5) business days after receipt of written request accompanied by copies of invoices evidencing the costs, fees and expenses identified below, an amount in cash equal to 14.12% of all costs, fees and expenses, not to exceed $40,000.00 in the aggregate, incurred by the Zell Affiliates in connection with (i) the business, legal and accounting due diligence investigation of the Company, (ii) the negotiation, preparation and execution of the Stock Purchase Agreement, the other Transaction Documents and the Halmostock Transaction Documents, (iii) the preparation and filing of any reports, statements and/or other documents with the Securities and Exchange Commission, (iv) the satisfaction of conditions precedent to the Closing, (v) the Closing, and (vi) post-Closing matters, including without limitation, the fees, expenses and disbursements for services performed by Rosenberg & Liebentritt, P.C., Seyfarth, Shaw, Fairweather & Geraldson, Jenner & Block, Arthur Andersen & Co. and Bowne & Co., but excluding all services, if any, performed solely for the benefit of the Zell Affiliates as determined in good faith by the Zell Affiliates.

     1.5 No Liability or Obligation on Steven J. Halmos. Steven J. Halmos shall not be personally liable for any obligation or liability whatsoever under this Agreement.

                                   ARTICLE II

                                  THE CLOSING

     2.1 Time and Place. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the consummation of the Assignment and the sale of the Halmostock Shares, the Halmostock Warrant and the Halmostock Pro Rata Rights as contemplated by this Agreement shall take place contemporaneously with, and contingent upon, the Closing.

     2.2 Deliveries by the Company. At the Closing, the Company shall deliver the following to Halmostock:

     (a) stock certificates representing the Halmostock Shares, in the name of Halmostock and dated as of the Closing Date;

     (b) the Halmostock Warrant dated as of the Closing Date;

     (c) the opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, addressed to Halmostock in the form received by Assignor; and

     (d) a copy of all other closing documents in the form delivered by the Company to Assignor.

     2.3 Deliveries by Halmostock. At the Closing, Halmostock shall deliver the following to the Company:

     (a) the Halmostock's Purchase Price by interbank transfer of federal funds to one or more accounts designated in a writing delivered by the Company to Halmostock or by such other means as may be agreed upon in writing by the Company and Halmostock;

     (b) An opinion letter from Kenny Nachwalter Seymour Arnold Critchlow & Spector, P.A., counsel to Halmostock, containing the opinions in the form attached hereto as Exhibit B, with such provisions concerning scope of firm's inquiry, law covered by opinion, reliance by the firm, reliance by third parties, assumptions, definition of firm's "knowledge", qualifications, limitations and similar matters as shall be reasonably acceptable to the Company; and

     (c) all other closing documents reasonably requested by the Company.

     2.4 Closing under Stock Purchase Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to and conditioned upon the contemporaneous consummation of the closing under the Stock Purchase Agreement.

                                  ARTICLE III

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF HALMOSTOCK

     Halmostock hereby represents, warrants and covenants to Assignor and to the Company on the date of this Agreement and again on the Closing Date, which representations and warranties shall survive the Closing as follows:

     3.1 Organization. Halmostock is a limited partnership duly formed, validly existing and in good standing under the laws of the Wyoming.

     3.2 Authority Relative to This Agreement. Halmostock has the partnership power and authority to execute and deliver this Agreement, that certain Amended and Restated Investment Agreement dated as of March 3, 1998, by and among the Company, Assignor and Halmostock, that certain Stockholders' Agreement dated as of March 3, 1998, by and among the Assignor, Halmostock and the Company and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of Halmostock to Assignor or the Company or any of their representatives in connection with the transactions contemplated hereby or thereby (collectively, the "Halmostock Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Halmostock Transaction Documents by Halmostock and the consummation by Halmostock of the transactions contemplated hereby and thereby have been duly authorized by the general partner of Halmostock, and no other partnership proceedings on the part of Halmostock are necessary to authorize the execution, delivery and performance of the Halmostock Transaction Documents or the transactions contemplated hereby or thereby. Each of the Halmostock Transaction Documents has been duly executed and delivered by Halmostock and, assuming due authorization, execution and delivery by Assignor constitutes a legal, valid and binding obligation of Halmostock, enforceable against Halmostock in accordance with its terms.

     3.3 No Conflict; Required Filings and Consents. The execution, delivery and performance of the Halmostock Transaction Documents by Halmostock does not and will not: (i) conflict with or violate the organizational documents of Halmostock (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Halmostock, or by which any of its properties are bound or affected; (iii) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange Act); or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of Halmostock pursuant to, any Contract, Permit or other instrument or obligation to which Halmostock is a party or by which Halmostock, or any of its properties are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a material adverse effect on Halmostock or reasonably be expected to impair or delay the ability of Halmostock to perform its obligations under this Agreement.

     3.4 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Halmostock Transaction Documents based upon arrangements made by or on behalf of Halmostock.

     3.5 Investment Intent. Halmostock is purchasing the Halmostock Shares and the Halmostock Warrant and will purchase the Halmostock Warrant Shares for its own account for investment, and not with a view to, or for resale in connection with, any public distribution of the Halmostock Shares, the Halmostock Warrant or any Halmostock Warrant Shares.

     3.6 Availability of Funds. Halmostock has on hand sufficient funds to pay Halmostock's Purchase Price in accordance with the terms of this Agreement and to pay all fees and expenses incurred in connection with the transactions contemplated hereby for which Halmostock is responsible.

     3.7 Halmostock's Indemnification Obligations. Halmostock shall indemnify, save and keep harmless Assignor and the Company and their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in or breach of any representation, warranty or covenant made by Halmostock to Assignor and/or the Company in this Agreement or in any other Halmostock Transaction Document. No specifically enumerated indemnification obligation with respect to a particular subject matter shall limit or affect the applicability of a more general indemnification obligation with respect to the same subject matter. In the event either Assignor or the Company have an actionable claim and have suffered Damages, Halmostock shall not be entitled to require that any action be brought against any Person before action is brought against it hereunder by a Person seeking indemnification by Halmostock.

     3.8 Contribution of Shares. Steven J. Halmos and/or his Affiliates have contributed on or before the date hereof to Halmostock 92,000 shares of Common Stock (the "Contributed Shares"). Halmostock is the sole beneficial and record owner of the Contributed Shares. Halmostock has good and marketable title to the Contributed Shares, free of all Liens, other than any Liens created by the Halmostock Transaction Documents.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1 Restrictive Legend.

         (a) Halmostock and the Company agree that the certificates representing the Halmostock Shares or the Halmostock Warrant Shares may contain a legend, in substantially the following form:

         "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Amended and Restated Investment Agreement dated as of March 3, 1998, and the Stockholders' Agreement dated as of March 3, 1998, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

         (b) Assignor and the Company agree that the certificates representing the Shares or the Warrant Shares may contain a legend, in substantially the following form:

         "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Amended and Restated Investment Agreement dated as of March 3, 1998, the Amended and Restated Agreement Among Stockholders dated as of March 3, 1998, and the Stockholder's Agreement dated as of March

                 3, 1998, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

         4.2 Continuing Obligations. The Company and Assignor agree that nothing contained in this Agreement shall in any way relieve Assignor of any of, or in any way diminish, its obligations, liabilities or duties under the Stock Purchase Agreement.

         4.3 Notices. All notices, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

                          if to Assignor, Samstock or TNI:

                          c/o Samstock, L.L.C.
                          Two N. Riverside Plaza, Suite 600
                          Chicago, IL  60606
                          Attention:  F. Philip Handy
                          Fax: (312) 454-0610

                          with an additional copy to:

                          Rosenberg & Liebentritt, P.C.
                          Two N. Riverside Plaza, Suite 1600
                          Chicago, IL  60606
                          Attention:  Joseph M. Paolucci, Esq.
                          Fax: (312) 454-0335

                          if to Halmostock:

                          Halmostock Limited Partnership
                          21 W. Las Olas Blvd.
                          Ft. Lauderdale, FL 33301
                          Attention:  Steven J. Halmos
                          Fax: (954) 760-4983
                          with a copy to:

                          Kenny Nachwalter Seymour
                          Arnold Critchlow & Spector, P.A.
                          1100 Miami Center
                          201 South Biscayne Boulevard
                          Miami, Florida 33131-4327
                          Attention:  Thomas H. Seymour, Esq.
                          Fax: (305) 372-1861

                          if to the Company:

                          Transmedia Network Inc.
                          11900 Biscayne Boulevard
                          Miami, Florida  33181
                          Attention:  Chief Executive Officer
                          Fax: (305) 892-3342

                          with a copy to:

                          Morgan, Lewis & Bockius LLP
                          101 Park Avenue
                          New York, New York  10178
                          Attention:  Stephen P. Farrell, Esq.
                          Fax:  (212) 309-6273

         4.4 Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall become effective only simultaneously with the consummation of the closing under the Stock Purchase Agreement, and no party hereto or any other person shall have any rights or obligations hereunder prior to such time.

         4.5 Expenses. Each party shall bear its own fees and expenses incurred in connection with, relating to or arising out of the execution, delivery and performance of this Agreement, the other Halmostock Transaction Documents and the consummation of the transaction contemplated hereby and thereby, including attorneys', accountants' and other professional fees and expenses.

         4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         4.7 Entire Agreement; Amendment; Waiver; Assignment; Nature of Obligations. This Agreement, together with the other Halmostock Transaction Documents and the Stock Purchase Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties hereto.

         4.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         4.9 Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         4.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender (including neutral gender) shall extend to and include all genders.

         4.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         4.13 Prevailing Party's Attorneys' Fees. Notwithstanding anything to the contrary in this Agreement, in the event of a dispute among TNI and/or Samstock, on the one hand, and Halmostock, on the other hand, concerning the interpretation or enforcement of any provision of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable attorneys' fees and expenses incurred by the prevailing party in connection with such dispute. The Company shall not be bound by this Section 4.13.

         4.14    Jurisdiction and Service of Process.       THE COMPANY,
ASSIGNOR AND HALMOSTOCK HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY, ASSIGNOR AND HALMOSTOCK ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY'S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY

ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE COMPANY, ASSIGNOR AND HALMOSTOCK AGREES TO ACCEPT SERVICE OF ALL PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY THE COMPANY, ASSIGNOR OR HALMOSTOCK REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON SUCH PARTY BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COMPANY, ASSIGNOR OR HALMOSTOCK TO BRING PROCEEDINGS AGAINST THE COMPANY, ASSIGNOR OR HALMOSTOCK IN THE COURTS OF ANY OTHER JURISDICTION.

        4.15 Trial. EACH OF THE COMPANY, ASSIGNOR AND HALMOSTOCK HEREBY WAIVES SUCH PARTY'S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE COMPANY, ASSIGNOR AND HALMOSTOCK ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT WITH RESPECT TO ANY ACTION COMMENCED BY ONE OF THEM AGAINST THE OTHER OF THEM. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF ASSIGNOR AND HALMOSTOCK ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF ASSIGNOR AND HALMOSTOCK FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, the Company, Halmostock and Assignor have executed this Assignment Agreement as of the date first above written.

                                ASSIGNOR:

                                EGI-TRANSMEDIA INVESTORS, L.L.C.


                                _______________________________
                                By:     Sheli Z. Rosenberg
                                        Vice President


                                SAMSTOCK, L.L.C.


                                _____________________________________
                                By:     Sheli Z. Rosenberg
                                        Vice President


                                HALMOSTOCK:

                                HALMOSTOCK LIMITED PARTNERSHIP
                                by Halmos Investments-Western, Inc.,
                                its general partner

                                ____________________________________
                                By:     Steven Halmos, President

                                COMPANY:

                                TRANSMEDIA NETWORK INC.


                                _______________________________________
                                By:     Melvin Chasen, President and
                                        Chief Executive Officer

                                                                       EXHIBIT A

                            TRANSMEDIA NETWORK INC.

               WARRANT TO PURCHASE 169,412 SHARES OF COMMON STOCK

                                                        VOID AFTER MARCH 2, 2003

         THIS CERTIFIES THAT, for value received, Halmostock Limited Partnership, a Wyoming limited partnership (the "HOLDER"), is entitled to subscribe for and purchase from Transmedia Network Inc., a Delaware corporation (the "COMPANY"), an aggregate of 169,412 shares (as adjusted pursuant to Section 3 hereof) of fully paid and nonassessable Common Stock (the "SHARES") of the Company, at the price per share set forth below (the "EXERCISE PRICE") (as adjusted pursuant to Section 3 hereof), and subject to the provisions and upon the terms and conditions hereinafter set forth.

                 Shares                    Exercise Price Per Share

                 56,470                    $6.00
                 56,471                    $7.00
                 56,471                    $8.00

     1.          Exercise; Payment.

                 (a) Time of Exercise; Expiration. This Warrant is immediately exercisable. This Warrant shall expire at, and shall no longer be exercisable after, 5:00 p.m., Chicago local time, on March 2, 2003.

                 (b)      Method of Exercise.

                          (i)   Cash Exercise.  The purchase rights
represented by this Warrant may be exercised by the Holder, at any time, in whole, or from time to time, in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

                         (ii)   Net Issue Exercise.  In lieu of exercising
this Warrant, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares of the Company's Common Stock computed using the following formula:

                 X = Y (A-B)
                     -------
                        A


Where    X       =      the number of Shares to be issued to the Holder.

         Y       =      the number of Shares purchasable under this Warrant.

         A       =        the fair market value of one share of the Company's
                          Common Stock.

         B       =        the Exercise Price (as adjusted to the date of such
                          calculation).

                          (iii)   Fair Market Value.  For purposes of this
Section 1, the fair market value of the Company's Common Stock shall mean:

                                  A.       The average closing price of the
                 Company's Common Stock on the New York Stock Exchange or in the event the Company's Common Stock is not then traded on the New York Stock Exchange the average closing price quoted on any exchange on which the Common Stock is listed, as published in the Mid-Western Edition of the Wall Street Journal for the ten consecutive trading days prior to the date of determination of fair market value.

                                  B. If the Company's Common Stock is not then traded on the New York Stock Exchange or on another exchange, the per share fair market value of the Common Stock shall be the fair market value price per share as determined in good faith by the Company's Board of Directors.

                 (c) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant of identical terms and provisions as those hereof, representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

         2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

         3. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                 (a) Reclassification. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall, as condition precedent to such transaction, execute a new Warrant providing that the Holder shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of one share of stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3(a) shall similarly apply to successive reclassifications or changes.

                 (b) Subdivision or Combination of Warrant Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its stock, the Warrant Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

                 (c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to stock payable in, or make any other distribution with respect to stock (except any distribution specifically provided for in the foregoing Section 3(a) and 3(b)) of stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of stock outstanding immediately after such dividend or distribution.

                 (d) Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price, the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

         4. Notice of Adjustments. Whenever the number of Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 3 hereof, the Company shall provide notice by first class mail to the holder of this Warrant setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of Shares which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

         5. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

         6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Holder at the time of such surrender. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

         7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder is deemed to be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Warrant, the Company will (at its expense, except for the cost of any lost security indemnity bond required which shall be paid for by the Holder) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

         8. Restrictive Legend. The Shares issuable upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

                 "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Amended and Restated Investment Agreement dated as of March 3, 1998, and the Stockholders' Agreement dated as of March 3, 1998, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

         9. Restrictions on Transfer. Neither this Warrant, nor any interest herein, may be transferred to any party without the Company's prior written consent; provided, however, that this Warrant may be transferred to any member of the Zell Group (as defined in that certain Amended and Restated Investment Agreement, dated as of March 3, 1998, among the Company, EGI-Transmedia Investors, L.L.C., Samstock, L.L.C. and Holder) at any time, in whole, or from time to time, in part, without the Company's consent, upon delivery to the Company of the Notice of Transfer in the form of Exhibit 2 hereto.

         10. Rights of Shareholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

         11. Notices, Etc. All notices and other communications between the Company and the Holder shall be mailed by first class registered or certified mail, postage prepaid, (i) if to the Company, at the Company's executive offices, and (ii) if to the Holder, at such address as may have been furnished to the Company in writing by the Holder.

         12. Governing Law, Headings. This Warrant is being delivered in the State of Delaware and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

         Issued this 3rd day of March, 1998.

                                TRANSMEDIA NETWORK INC.



                                By:  ____________________________________
                                Its:  ___________________________________

                                                                       EXHIBIT 1

                               NOTICE OF EXERCISE


TO:      TRANSMEDIA NETWORK INC.
         11900 Biscayne Boulevard
         Miami, Florida  33181
         Attention:  Chief Executive Officer

         1. The undersigned hereby elects to purchase __________ shares of Common Stock of TRANSMEDIA NETWORK INC. pursuant to the terms of the attached Warrant.

         2.      Method of Exercise (Please mark the applicable blank):

                 ___ The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

                 ___ The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of
                          Section 1(b)(ii) of the Warrant.

         3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                           _______________________
                                    (Name)

                           _______________________

                           _______________________
                                   (Address)



                                             _______________________________
                                                         (Signature)


                                             Title:_________________________

_______________________
(Date)

                                                                       EXHIBIT 2

                               NOTICE OF TRANSFER


         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the right represented by the attached Warrant to purchase _______* shares of Common Stock of TRANSMEDIA NETWORK INC., to which the attached Warrant relates, and appoints ________________ Attorney-in-Fact to transfer such right on the books of TRANSMEDIA NETWORK INC., with full power of substitution in the premises.

         Dated:  __________________________


                                        ______________________________
                                        By:___________________________



                                        ______________________________
                                                    (Address)


___________________
         * Insert here the number of shares without making any adjustment for additional shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

                                                                       EXHIBIT B


                       OPINION OF COUNSEL FOR HALMOSTOCK

         (1) Halmostock is a limited partnership duly formed, validly existing and in good standing under the laws of the Wyoming.

         (2) Halmostock has the limited partnership power and authority to execute and deliver the Assignment Agreement, the Amended and Restated Investment Agreement, the Stockholders' Agreement and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of Halmostock to the Company or any of its representatives in connection with the transactions contemplated thereby (collectively, "Halmostock Transaction Documents"), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of each of the Halmostock Transaction Documents by Halmostock and the consummation by Halmostock of the transactions contemplated thereby have been duly authorized by the general partner of Halmostock, and no other limited partnership proceedings on the part of Halmostock are necessary to authorize the execution, delivery and performance of the Halmostock Transaction Documents or the transactions contemplated thereby. Each of the Halmostock Transaction Documents has been duly executed and delivered by Halmostock, and, assuming due authorization, execution and delivery by the Company and Purchaser, constitutes a legal, valid and binding obligation of Halmostock, enforceable against Halmostock in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         (3) The execution, delivery and performance of the Halmostock Transaction Documents by Halmostock does not and will not: (i) conflict with or violate the organizational documents of Halmostock; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Halmostock or by which any of its properties are bound or affected; (iii) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange Act); or (iv) to our knowledge after due inquiry, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of Halmostock pursuant to, any Contract, Permit or other instrument or obligation to which Halmostock is a party or by which Halmostock or any of its properties are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which could not individually or in the aggregate, have a material adverse effect on Halmostock or reasonably be expected to materially impair the ability of Halmostock to perform its obligations under the Halmostock Transaction Documents.

         (4) After due inquiry, each of Halmostock, its general partner Halmos Investments-Western, Inc., Steven J. Halmos and their affiliates has taken all necessary actions and proceedings to duly and validly effect the contribution, transfer, assignment and delivery of the Contributed Shares by Steven J. Halmos to Halmostock so that, as of the Closing, Halmostock (i) is the sole beneficial and record owner of the Contributed Shares and (ii) has good and marketable title to the Contributed Shares, free of all Liens, other than any Liens created by the Halmostock Transaction Documents.